Exhibit 12
                                                                Page 1 of 2

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                  In Thousands)
      --------------------------------------------------------------------
                                    UNAUDITED

                                                      Nine Months Ended
                                                 ---------------------------
                                                 September 30,   September 30,
                                                     2001           2000
                                                  ----------      ----------
OPERATING REVENUES                                $1,654,867      $1,547,940
                                                   ---------       ---------
OPERATING EXPENSES                                 1,282,457       1,216,557
  Interest portion of rentals (A)                      3,003           6,423
                                                   ---------       ---------
      Net expense                                  1,279,454       1,210,134
                                                   ---------       ---------
OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                  144           2,394
  Other income, net                                   25,688          19,632
                                                   ---------       ---------
      Total other income and deductions               25,832          22,026
                                                   ---------       ---------
EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                          $  401,245      $  359,832
                                                   =========       =========
FIXED CHARGES:
  Interest on funded indebtedness                 $   74,892      $   69,965
  Other interest (B)                                   9,537           8,922
  Interest portion of rentals (A)                      3,003           6,423
                                                   ---------       ---------
      Total fixed charges                         $   87,432      $   85,310
                                                   =========       =========
RATIO OF EARNINGS TO FIXED CHARGES                      4.59            4.22
                                                        ====            ====
Preferred stock dividend requirement              $    4,081      $    5,513
Ratio of income before provision for
  income taxes to net income (C)                       166.4%          150.2%
Preferred stock dividend requirement               ---------       ---------
  on a pretax basis                                    6,791           8,281
Fixed charges, as above                               87,432          85,310
                                                   ---------       ---------
      Total fixed charges and
        preferred stock dividends                 $   94,223      $   93,591
                                                   =========       =========
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                         4.26            3.84
                                                        ====            ====

                                                                Exhibit 12
                                                                Page 2 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED
      --------------------------------------------------------------------



NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $8,025 and $8,025 for the nine month periods ended September 30, 2001 and 2000, respectively.

(C) Represents income before provision for income taxes of $313,813 and $274,522 for the nine month periods ended September 30, 2001 and 2000, respectively, divided by net income of $188,582 and $182,797, respectively for the same periods.